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EXHIBIT 10.10


Amendment to 1991 Long-Term Equity Incentive Plan dated July 14, 1997

Section 3 of the 1991 Plan shall be amended to add the following sentences at the end of Section 3:

Notwithstanding the other terms of this Plan, options granted by Treasury Services Corporation (collectively, the "TSC Options ") shall be assumed by the Corporation under this Plan pursuant to the Agreement and Plan of Reorganization dated as of July 30, 1997, and, with respect to the TSC Options, this Plan shall include the terms and conditions of such TSC Options as applicable only to such options. To the extent any provision of this Plan could be deemed to provide an additional benefit to the holders of the TSC Options within the meaning of
Section 424(a) of the Code, such provision shall not apply to such option holder, and to the extent any term contained in the applicable TSC Option directly conflicts with the terms of this Plan, the terms of the applicable TSC Option shall govern."